CONFIDENTIAL TREATMENT FOR THIS EXHIBIT HAS BEEN REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED, AND THE REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT 10.30

MASTER CENTRAL SERVICING AGREEMENT

(Farm and Ranch Loans)

between

FEDERAL AGRICULTURAL MORTGAGE CORPORATION,

as Owner/Master Servicer

and

AGGEORGIA FARM CREDIT, ACA

as Central Servicer
dated as of

February 1, 2012

MASTER CENTRAL SERVICING AGREEMENT

THIS MASTER CENTRAL SERVICING AGREEMENT (this “Agreement”) entered into as of February 1, 2012, between the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States and an institution of the Farm Credit System (“Farmer Mac”) and AgGeorgia Farm Credit, ACA, an institution of the Farm Credit System (the “Central Servicer”).

WITNESSETH

WHEREAS, Farmer Mac is the beneficial owner of certain agricultural real estate mortgage loans and Master Servicer with respect to certain other agricultural real estate mortgage loans; and

WHEREAS, Farmer Mac and the Central Servicer have agreed that the Central Servicer is to service on behalf of Farmer Mac certain of such agricultural real estate mortgage loans (the “Qualified Loans”) to be identified on the Schedule of Qualified Loans (as hereinafter defined).

NOW, THEREFORE, in consideration of these premises, the parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01    Defined Terms. All capitalized terms used but not defined herein have the meanings assigned to them in the Seller/Servicer Guide and the following terms shall have the following meanings:

“Amount Held for Future Distribution”: As to any Remittance Date, the total of all amounts held in the Collection Account at the close of business on such Remittance Date on account of (i) Installment Payments due after the preceding Due Date and (ii) prepayments received after the preceding Due Date.

“Appraisal Standards”: The appraisal standards established by Farmer Mac and set forth in the Seller/Servicer Guide.

“Appraised Value”: The appraised value of a Mortgaged Property based upon the appraisal conducted in accordance with the Appraisal Standards less than one year prior to Farmer Mac’s acquisition of the Qualified Loan.

“Borrower”: The obligor under a Qualified Loan.

“Business Day”: Any day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in the States of Minnesota, New York or Georgia are required or authorized by law to be closed or (iii) a day on which Farmer Mac is closed.

“Central Servicer”: AgGeorgia Farm Credit, ACA, and its permitted successors and assigns.

“Central Servicer’s Report”: The report regarding activity with respect to each Qualified Loan, as provided monthly to Farmer Mac by the Central Servicer pursuant to Sections 4.01(a) and 4.01(b). The Central Servicer’s Report shall be provided in a Comma Separated Values (CSV) electronic format in accordance with the file specifications reasonably required by Farmer Mac. The current required file specifications for the Central Servicer’s Report are set forth in Exhibit D to this Agreement.

“Change in Control”: Either (i) the consummation of a reorganization, merger, or consolidation of the Central Servicer (unless immediately after such reorganization, merger, or consolidation more than 75 percent of outstanding shares of common stock of the Central Servicer or 75 percent of the combined voting power of the then outstanding securities of the Central Servicer is beneficially owned by the same persons who owned such stock or securities immediately prior to the reorganization, merger, or consolidation); or (ii) the sale or other disposition of all or substantially all of the assets of the Central Servicer.

“Closing Date”: The date that the Central Servicer commences servicing a Qualified Loan.

“Collection Account”: The Eligible Account or Accounts created and maintained pursuant to Section 3.02. Funds required to be deposited in the Collection Account shall be held in trust for Farmer Mac.

“Collection Period”: The Collection Period with respect to any Remittance Date includes the second Business Day of the month preceding the Remittance Date, through the first Business Day of the month of the Remittance Date.

“Delinquency Advance”: As to any Remittance Date, the amounts advanced by the Central Servicer as specified in the definition of Delinquency Advance Requirement.

“Delinquency Advance Requirement”: The amount, if any, required to be advanced by the Central Servicer on any Remittance Date, such amount being equal to the total of all Installment Payments (with each interest component thereof being adjusted to interest at the applicable Net Mortgage Rate) on the Qualified Loans (including, for this purpose, REO Qualified Loans) that were due on or prior to the preceding Due Date, and such Installment Payments were not the subject of any previous unreimbursed Delinquency Advance and were known by the Central Servicer to be past due (irrespective of any moratorium, waiver or other postponement) as of the close of business on the related Remittance Date; provided, however, that no such advance in respect of a particular Qualified Loan shall be required on any

Remittance Date to the extent the Central Servicer determines that any such advance if made would be a Nonrecoverable Advance.

“Due Date”: As to any Qualified Loan, any date upon which a scheduled installment of principal and interest on such Qualified Loan is due in accordance with the terms of the related Mortgage Note.

“Eligible Account”: An account that is either (i) maintained with a depository institution the obligations of which would qualify as Permitted Investments pursuant to clause (iii) of the definition thereof, (ii) an account or accounts the deposits in which are fully insured by the Federal Deposit Insurance Corporation or (iii) an account or accounts in a depository institution acting in its fiduciary capacity in which the deposits in such accounts are held in trust and are invested in an account as described in (i) or (ii) above or in Permitted Investments. Funds deposited in each Eligible Account shall be held in trust pending application in accordance with the provisions of this Agreement.

“Eligible Substitute Mortgaged Property”: A Mortgaged Property that is substituted for an Existing Mortgaged Property pursuant to Section 3.02(a) which, as evidenced by a Servicing Officer’s certificate delivered to Farmer Mac, shall:

(i)    secure the same Qualified Loan that such Existing Mortgaged Property secures; and

(ii)    on the date of substitution, have a current appraised value at least equal to the Appraised Value of such Existing Mortgaged Property.

“Environmental Review”: The environmental review required to be conducted in accordance with the Seller/Servicer Guide prior to the foreclosure or other conversion of any defaulted Qualified Loan.

“Environmental Statute”: Any Federal, state or local law, ordinance, rule or regulation including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; and any regulations adopted and publications promulgated pursuant to each of the foregoing.

“Existing Mortgaged Property”: A Mortgaged Property that is replaced by an Eligible Substitute Mortgaged Property pursuant to Section 3.02(a).

“Farmer Mac”: The Federal Agricultural Mortgage Corporation, a federally chartered institution of the Farm Credit System and instrumentality of the United States, or any successor corporation or entity or Farmer Mac’s designee. The term Farmer Mac, when used to refer to the entity owning the Qualified Loans, shall also include any entity designated by Farmer Mac to be the holder of the Qualified Loans.

“Field Servicer”: Any Person acting as a Field Servicer pursuant to the Seller/Servicer Guide.

“Field Servicing Fee Rate”: As to any Qualified Loan, the per annum rate identified as the Field Servicing Fee Rate in the Schedule of Qualified Loans.

“Hazardous Materials”: Any flammable explosives, radioactive materials or any other materials, wastes or substances defined as hazardous materials, hazardous wastes or hazardous or toxic substances by any Environmental Statute or by any Federal, state or local governmental authority having or claiming jurisdiction over the Mortgaged Property.

“Independent”: When used with respect to any specified Person, such a Person who (i) is in fact independent of the Seller and the Central Servicer, (ii) does not have any direct financial interest or any material indirect financial interest in the Seller or the Central Servicer or in an affiliate thereof, and (iii) is not connected with the Seller or the Central Servicer as an officer, employee, promoter, underwriter, partner, director or person performing similar functions.

“Installment Payment”: As to any Qualified Loan and any Due Date, any payment of principal and/or interest thereon in accordance with the amortization schedule of such Qualified Loan (after adjustment for any curtailments occurring prior to the Due Date but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period).

“Insurance Proceeds”: Proceeds paid to Farmer Mac or the Central Servicer (including any Field Servicer) by any insurer pursuant to any insurance policy covering a Qualified Loan or Mortgaged Property, reduced by any expenses incurred by Farmer Mac or the Central Servicer (including any Field Servicer) in connection with the collection of such Insurance Proceeds and not otherwise reimbursed to Farmer Mac or the Central Servicer, such expenses including, without limitation, legal fees and expenses.

“Insured Expenses”: Expenses covered by any insurance policy covering a Qualified Loan or Mortgaged Property that are paid by or on behalf of Farmer Mac or the Central Servicer.

“Liquidated Qualified Loan”: Any defaulted Qualified Loan (including any REO Qualified Loan) as to which the Central Servicer has determined that all amounts it expects to recover from or on account of such Qualified Loan have been recovered and have been deposited into the Collection Account or REO Account or otherwise appropriately distributed.

“Liquidation Expenses”: Expenses incurred by or on behalf of Farmer Mac or the Central Servicer in connection with the liquidation of any defaulted Qualified Loan, including, without limitation, legal fees and expenses, brokerage commissions paid to third parties, any unreimbursed amounts expended pursuant to Sections 3.05(a) (for hazard insurance), 3.07(a) (for environmental reports) and 3.07(e) (REO expenses) (to the extent such amounts are reimbursable under the terms of such Sections) respecting the related Qualified Loan and any related and unreimbursed expenditures for real estate and conveyance taxes or for property restoration or preservation.

“Liquidation Proceeds”: Cash (including Insurance Proceeds) received in connection with the liquidation of defaulted Qualified Loans (excluding REO Qualified Loans).

“Loan Servicing Report”: The report provided monthly to Farmer Mac by the Central Servicer pursuant to Section 4.01(c) providing information with respect to: Qualified Loans which have been identified by Farmer Mac as “watch-listed” loans; delinquent Qualified Loans; Qualified Loans in foreclosure; REO Qualified Loans; and bankruptcy proceedings involving Borrowers. The Loan Servicing Report shall be provided in a Comma Separated Values (CSV) electronic format in accordance with the file specifications reasonably required by Farmer Mac and shall include a description of proposed remedial actions to be taken by the Central Servicer. The current required file specifications for the Loan Servicing Report are set forth in Exhibit E to this Agreement.

“Loan Setup File”: The information about each Qualified Loan serviced by the Central Servicer, as provided to Farmer Mac by the Central Servicer pursuant to Section 4.01(a). The Loan Setup File shall be provided in a Comma Separated Values (CSV) format in accordance with the file specifications reasonably required by Farmer Mac. The current required file specifications for the Loan Setup File are set forth in Exhibit C to this Agreement.

“Loan-to-Value Ratio”: As of any date, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Qualified Loan at the date of determination and the denominator of which is the Appraised Value of the related Mortgaged Property as of the date of the appraisal performed in accordance with the Appraisal Standards.

“Mortgage”: A mortgage, deed of trust or other instrument that constitutes a first lien on an interest in real property securing a Mortgage Note.

“Mortgage File”: The legal documents (including the Mortgage Note, Mortgage, assignment of the Mortgage, evidence of title to the Mortgaged Property and any additional security documents) relating to a Qualified Loan.

“Mortgage Note”: The originally executed note or other evidence of indebtedness evidencing the indebtedness of a Borrower under a Qualified Loan.

“Mortgage Rate”: As to any Qualified Loan, the rate of interest borne by the related Mortgage Note (exclusive of interest at any default or penalty rate).

“Mortgage Servicing Documents”: Originals or copies of the custodial documents, servicing documents, escrow documents, if any, the original appraisal, including any updates thereto, which was the basis for the Appraised Value, and all other documents, records, and tapes necessary for prudent servicing in accordance with the Central Servicer’s standards for mortgage loan servicing, and such other papers and documents, tax receipts, insurance policies, insurance premium receipts, water stock certificates, ledger sheets, payment records, insurance claim files and correspondence, foreclosure files and correspondence, current and historical computerized data files and other papers and records of whatever kind or description.

“Mortgaged Property”: The property securing a Qualified Loan.

“Net Liquidation Proceeds”: As to any Liquidated Qualified Loan, Liquidation Proceeds net of Liquidation Expenses not previously reimbursed to the Central Servicer.

“Net Mortgage Rate”: As to each Qualified Loan, the Mortgage Rate less the sum of (a) the Servicing Fee Rate and (b) the Field Servicing Fee Rate.

“Nonrecoverable Advance”: Any portion of a Delinquency Advance previously made or proposed to be made in respect of a Qualified Loan that has not been previously reimbursed to the Central Servicer and that, in the good faith judgment of the Central Servicer, will not or, in the case of a proposed Delinquency Advance, would not be ultimately recoverable from future Borrower payments or from Net Liquidation Proceeds, REO Proceeds or other recoveries in respect of the related Qualified Loan. The determination by the Central Servicer that it has made a Nonrecoverable Advance or that any proposed advance, if made, would constitute a Nonrecoverable Advance shall be evidenced by a written certification of a Servicing Officer delivered to Farmer Mac, stating (i) the amount of such Nonrecoverable Advance and (ii) that the Central Servicer has determined in good faith that such advance is or would be a Nonrecoverable Advance in accordance with the terms hereof and setting forth the reasons therefor.

“Permitted Investments”: One or more of the following, but only to the extent permitted by applicable regulations:

(i)    obligations of, or guaranteed as to principal and interest by, Farmer Mac or the United States or any agency or instrumentality thereof;

(ii)    repurchase agreements on obligations specified in clause (i), which repurchase agreements will mature not later than the day preceding the immediately following Remittance Date, provided that (a) the unsecured short-term obligations of the party agreeing to repurchase such obligations are at the time rated not less than A-1 by Standard & Poor’s and not less than Prime‑1 by Moody’s, (b) such repurchase agreements are effected with a primary dealer recognized by a Federal Reserve Bank or (c) such repurchase agreements are secured by obligations specified in clause (i) above at not less than 102% of market value determined on a daily basis;

(iii)    demand and time deposits in, certificates of deposit of, or bankers’ acceptances maturing in not more than 60 days and issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term obligations of such holding company) have a rating of not less than A‑1 from Standard & Poor’s and a rating of not less than Prime‑1 from Moody’s;

(iv)    commercial paper (having remaining maturities of not more than 60 days) of any corporation incorporated under the laws of the United States or any state thereof, which on the date of acquisition has been rated not less than A‑1 from Standard & Poor’s and not less than Prime‑1 by Moody’s; and

(v)    securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof if such securities are rated in the highest long-term unsecured rating categories at the time of investment or the contractual commitment providing for such investment by Standard & Poor’s and Moody’s; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Collection Account to exceed 10% of the outstanding principal balance of the Qualified Loans being serviced under this Agreement (it being understood that the entity directing the investment shall be responsible for compliance with the foregoing restriction on investments);

(vi)    units of a taxable money-market portfolio rated “P-1” by Moody’s and “AAAm” by Standard & Poor’s and restricted to investments in obligations issued or guaranteed by the United States of America or entities whose obligations are backed by the full faith and credit of the United States of America and repurchase agreements collateralized by such obligations;

(vii)    units of a taxable money-market portfolio restricted to investments which would be ‘Permitted Investments’ under paragraphs (i) through (vi) of this definition of ‘Permitted Investments’; and

(viii)    any other obligation or security that is acceptable to (and specified in writing by) Farmer Mac and that is an eligible non-program investment for Farmer Mac under applicable investment management regulations promulgated by the Farm Credit Administration (currently 12 C.F.R. § 652.35).

The foregoing is qualified to the extent that no instrument described above shall be a Permitted Investment if such instrument evidences either (x) a right to receive only interest payments with respect to the obligations underlying such instrument or (y) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

“Person”: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Phase I ESA”: A Phase I environmental site assessment conducted pursuant to the most recent regulations promulgated by the U.S. Environmental Protection Agency governing such standards.

“Phase II ESA”: A Phase II environmental site assessment conducted pursuant to the most recent regulations promulgated by the U.S. Environmental Protection Agency governing such standards.

“Principal Prepayment”: Any payment (other than an Installment Payment) or other recovery of principal on a Qualified Loan that is received in advance of its scheduled Due Date.

“Principal Prepayment in Full”: Any payment received on a Qualified Loan that is in excess of the installment of principal and interest due thereon in an amount sufficient to pay the entire principal balance of such Qualified Loan.

“Purchase Price”: With respect to any Qualified Loan to be purchased on any date pursuant to Section 3.07(g), an amount equal to the sum of (i) 100% of the unpaid principal balance thereof as shown on the Schedule of Qualified Loans less any principal payments made in respect of such Qualified Loan (based upon the scheduled principal balance rather than the actual principal balance at the date of purchase; except, that, if there has been a delinquent Installment Payment with respect to which the Central Servicer determined that any related advance would be a Nonrecoverable Advance, the Purchase Price shall be based on the actual principal balance); (ii) the unpaid accrued interest at the Net Mortgage Rate on the unpaid principal balance thereof from the Due Date to which interest was last paid by the Borrower to the next Due Date for such Qualified Loan (not including any “late interest” due to be paid on or prior to the transaction date; except, that, if there has been a delinquent Installment Payment with respect to which the Central Servicer determined that any related advance would be a Nonrecoverable Advance, the Net Mortgage Rate shall include any such late interest); and (iii) if the date of purchase by the Central Servicer occurs after the Qualified Loan has been securitized, any Yield Maintenance Amount that would be payable under the terms of the related Mortgage Note as if a Principal Prepayment in Full were made on the date of purchase by the Central Servicer and such Yield Maintenance Amount were calculated based on interest accruing at the Net Mortgage Rate less the sum of (x) the Guarantee Fee Rate and (y) the Trustee Fee Rate (each of the Guarantee Fee Rate and the Trustee Fee Rate having the meaning given such term in the applicable securitization documents).

“Qualified Loan Receipts”: With respect to any Collection Period, an amount equal to (a) the sum of (i) the amount attributable to the Qualified Loans that is on deposit in the Collection Account as of the close of business on the following Remittance Date, including Borrower payments, any related Delinquency Advance Requirement and Liquidation Proceeds

and any amount deposited in the Collection Account after the preceding Remittance Date in respect of defaulted Qualified Loans purchased by the Central Servicer or the Seller pursuant to Section 3.07(g) and (ii) any amount on deposit in the Collection Account on the Due Date(s) in such Collection Period in respect of the repurchase of any Qualified Loan repurchased by the seller thereof, reduced by (b) the sum of (i) any Amount Held for Future Distribution and (ii) all amounts permitted to be retained by the Central Servicer pursuant to Section 3.02 or withdrawn by the Central Servicer from the Collection Account in respect of the Qualified Loans pursuant to clauses (ii) through (iv), inclusive, of Section 3.04(a).

“Qualified Loans”: As defined in the recitals.

“Recourse Obligation”: A Mortgage Note that permits the mortgagee thereunder to seek a deficiency judgment that is enforceable under applicable state law.

“Remittance Account”: The account or accounts established by Farmer Mac into which the Central Servicer will make deposits on each Remittance Date.

“Remittance Date”: As to any Collection Period, the 15th day (or if such 15th day is not a Business Day, the next succeeding Business Day) of the month in which such Collection Period ends.

“REO Account”: The account established by the Central Servicer in which it shall segregate all funds collected and received (including REO Proceeds) and record all funds paid through advances of the Central Servicer in connection with the operation or sale of any REO Qualified Loans separate and apart from its own funds and general assets and held in trust for the benefit of Farmer Mac, which shall be an Eligible Account and may be located in the same account as the Collection Account, but for which separate records (or entries) shall be maintained.

“REO Proceeds”: Proceeds received in respect of any REO Qualified Loan (including, without limitation, proceeds from the rental and sale of the related Mortgaged Property).

“REO Property”: Any Mortgaged Property that has been acquired by Farmer Mac (or an assignee of Farmer Mac and as to which Farmer Mac is the master servicer) by foreclosure, deed-in-lieu of foreclosure or otherwise.

“REO Qualified Loan”: Any Qualified Loan that is not a Liquidated Qualified Loan and as to which the related Mortgaged Property is held by Farmer Mac (or an assignee of Farmer Mac and as to which Farmer Mac is the master servicer).

“Schedule of Qualified Loans”: The list of Qualified Loans the servicing of which has been assigned by Farmer Mac to the Central Servicer on the applicable Closing Date.

“Seller/Servicer Guide”: The publication entitled “Federal Agricultural Mortgage Corporation Seller/Servicer Guide,” release dated 2011, as modified by any guide update or bulletin or as replaced by any other publication of Farmer Mac identified by Farmer Mac as a

“Servicing Guide.”

“Servicing Advance Account”: The account established on the Central Servicer’s books and records by the Central Servicer in which it shall record all funds paid through advances of the Central Servicer in connection with the Qualified Loans. All recoveries of such advances from the Borrower or reimbursements of such advances by Farmer Mac shall also be recorded to this account. The account may be located in the same account as the Collection Account, but for which separate records (or entries) shall be maintained.

“Servicing Agreement”: Any agreement directly between the Central Servicer and a Subservicer for such Subservicer to provide services required to be performed by Central Servicer. A Servicing Agreement does not relieve the Central Servicer of any of its duties or obligations under this Agreement.

“Servicing Fee Rate”: [REDACTED PORTION FILED SEPARATELY WITH SEC PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]. The Servicing Fee Rate of any Farmer Mac loans that the Central Servicer may acquire from other Farmer Mac Servicers in the future shall bear such Servicing Fee Rate as agreed to among the former Servicer, the Central Servicer and Farmer Mac.

“Servicing Officer”: Any officer of the Central Servicer involved in, or responsible for, the administration and servicing of the Qualified Loans whose name and specimen signature appears on a list of servicing officers furnished to Farmer Mac by the Central Servicer on the Closing Date, as such list may from time to time be amended by delivery of written notice by an existing Servicing Officer.

“Subservicers”: Any person or entity with whom Central Servicer has a contract to provide services or responsibilities on behalf of Central Servicer.

“Standard Hazard Insurance Policy”: A standard fire insurance policy with extended coverage, which shall provide standard coverage against loss by fire, lightning, windstorm, hail, explosion, riot not attending a strike, civil commotion, aircraft, vehicles, smoke, vandalism or malicious mischief.

“Yield Maintenance Amount”: As to any Qualified Loan, the amount payable by the Borrower thereunder in connection with a Principal Prepayment thereof (whether voluntary or involuntary) or other acceleration by the legal holder thereof upon a default by such Borrower thereunder, as specified in the Mortgage Note.

Section 1.02.     Calculations. To the extent not inconsistent with the applicable loan documents or applicable law, the Central Servicer shall make all calculations with respect to the Qualified Loans on the basis of a 360-day year consisting of twelve 30-day months.

ARTICLE II

MORTGAGE SERVICING DOCUMENTS

Section 2.01    Mortgage Servicing Documents. Not later than a reasonable time after each Closing Date, the Central Servicer shall be in possession of the Mortgage Servicing Documents with respect to each Qualified Loan. To the extent such Mortgage Servicing Documents are not in the possession of the Central Servicer, the Central Servicer will immediately notify Farmer Mac or its designee in writing of the missing documents.

ARTICLE III

CENTRAL SERVICING OF QUALIFIED LOANS

Section 3.01.    Central Servicer to Act as Servicer.

(a)    Commencing with each Closing Date, the Central Servicer, acting alone and/or through Field Servicers, shall service the Qualified Loans (including REO Qualified Loans) identified in the related Schedule of Qualified Loans in conformity with this Agreement and the Seller/Servicer Guide as applied and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such servicing.

(b)    Without limiting the generality of the foregoing, the Central Servicer is hereby authorized and empowered by Farmer Mac when the Central Servicer believes it appropriate, in its best judgment, but consistent with and subject to the terms of this Agreement, to execute and deliver on behalf of Farmer Mac, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Qualified Loans and with respect to the Mortgaged Properties. Farmer Mac shall cause the Central Servicer to be furnished from time to time with such Powers of Attorney and other documents necessary or appropriate to enable the Central Servicer to service and administer the Qualified Loans upon the request of the Central Servicer. The Central Servicer shall provide Farmer Mac or its designee with the form of any such Power(s) of Attorney or other document(s) (reasonably acceptable to Farmer Mac) and Farmer Mac agrees to cause such Power(s) of Attorney or other documents to be executed and returned promptly after hard copy receipt thereof by Farmer Mac or its designee. Farmer Mac acknowledges and understands that the Central Servicer may submit Power(s) of Attorney to Farmer Mac or its designee on an annual basis for recording each year in accordance with local law requirements, and Farmer Mac agrees to cause such Power(s) of Attorney to be executed and returned as provided in the preceding sentence.

Section 3.02.    Collection of Certain Qualified Loan Payments; Collection Account.

(a)        The Central Servicer shall, consistent with this Agreement and, to the extent not inconsistent with the Seller/Servicer Guide, in accordance with customary industry standards for agricultural mortgage loan servicing, make reasonable efforts to collect all payments called for under the terms and provisions of the Qualified Loans. The Central Servicer may in its discretion waive, postpone, reschedule, modify or otherwise compromise the terms of payment of any Qualified Loan so long as any such waiver, postponement, rescheduling, modification or compromise shall not be inconsistent with this Agreement, or shall be consented to in advance in writing by Farmer Mac. Except as provided in Section 3.14, no such arrangement shall alter or modify the amortization schedule of such Qualified Loan for purposes of calculating any Delinquency Advance Requirement in respect thereof without the prior written consent of Farmer Mac, unless otherwise provided in the Seller/Servicer Guide or unless such modification is required in the related Mortgage Note. In addition, the Central Servicer may in its discretion permit the substitution of an Eligible Substitute Mortgaged Property for an Existing Mortgaged Property so long as the Mortgage Note relating to the Qualified Loan that the Existing Mortgaged Property secures is a Recourse Obligation. The Central Servicer may waive, in whole or in part, the obligation of a Borrower to pay a Yield Maintenance Amount only with the prior written consent of Farmer Mac.

(b)    The Central Servicer shall establish and maintain a Collection Account in its name for the benefit of Farmer Mac (and for which Farmer Mac shall bear any costs and expenses incurred with respect to withdrawals with respect to Remittance Date) in which the Central Servicer shall deposit as promptly as practicable following receipt (but in no event later than one (1) Business Day following receipt) except as otherwise specifically provided herein, the following payments and collections received by it subsequent to the Closing Date (other than in respect of principal and interest on the Qualified Loans due on or before the Closing Date):

(i)    All payments on account of principal on the Qualified Loans;

(ii)    All payments on account of interest on the Qualified Loans adjusted, in each case, to interest at the applicable Net Mortgage Rate, except that the portion of any such payment on account of interest accruing on any delinquent Installment Payment with respect to which a Delinquency Advance is outstanding need not be deposited in the Collection Account;

(iii)    Net Liquidation Proceeds and Insurance Proceeds (other than Insurance Proceeds to be applied to the restoration or repair of the related Mortgaged Property or released to the Borrower in accordance with the Central Servicer’s normal servicing procedures) net of any amounts permitted to be withheld by the Central Servicer as servicing compensation;

(iv)    All proceeds of any Qualified Loans purchased by the Central Servicer or repurchased by the seller of such Qualified Loan;

(v)    All Yield Maintenance Amounts paid by Borrowers;

(vi)    Any deposit required by the second paragraph of Section 3.05(a); and

(vii)    Any late charge or interest on the Qualified Loans accruing at a default rate related to delinquent Installment Payments with respect to which no Delinquency Advance was made.

Notwithstanding the foregoing, the Central Servicer shall not be required to deposit and may retain late collections, including Liquidation Proceeds, Insurance Proceeds and REO Proceeds to the extent of unpaid Delinquency Advances and servicing advances with respect to the related Qualified Loans. The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments or collections in the nature of late payment charges, assumption fees or other service charges imposed upon Borrowers in connection with servicing the Qualified Loans may but need not be deposited by the Central Servicer in the Collection Account. In the event the Central Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

(c)    The Central Servicer shall cause the institution with which the Collection Account is maintained to invest the funds in the Collection Account attributable to the Qualified Loans in those Permitted Investments specified in writing by Farmer Mac which shall mature in immediately available funds not later than the day preceding the next Remittance Date and shall not be sold or disposed of prior to maturity. All earnings and gains realized from any such investments in the Collection Account shall be for the benefit of Farmer Mac. The amount of any losses or expenses incurred in connection with the investment of amounts in, Remittance Date withdrawals from, and the maintenance of, the Collection Account shall be deducted from the amount to be distributed to Farmer Mac; except that, such expenses may be so deducted only to the extent such expenses represent charges imposed or passed through by the institution with which the Collection Account is maintained and only if Farmer Mac has concurred in the selection of such institution and form of Collection Account.

(d)    The Central Servicer shall give notice to Farmer Mac of the location of the Collection Account, and of any change in the location thereof, prior to the use thereof.

Section 3.03.        Payment of Taxes, Assessments and Other Items; Advances by Central Servicer.

(a)    The Central Servicer in accordance with the Seller/Servicer Guide shall use its best efforts to cause the Borrowers to pay any taxes, assessments, Standard Hazard Insurance Policy premiums, or other charges with respect to which the failure to pay would result in a lien on the related Mortgaged Property by operation of law or comparable items relating to the Mortgaged Properties. In the event Borrowers have not paid such amounts and collecting such payments is the responsibility of Field Servicers not under contract with Central Servicer, Central Servicer shall notify Farmer Mac of such delinquency and Farmer Mac shall then take any reasonable actions with respect to such Field Servicers. Central Servicer will cooperate with Farmer Mac in resolving the issues.

(b)    The Central Servicer shall advance the payments referred to in subsection (a) that are not timely paid by the Borrowers on the date when the tax, premium or other cost for which such payment is intended is due, but the Central Servicer shall be required so to advance only to the extent necessary, in the good faith judgment of the Central Servicer, to protect Farmer Mac against any loss.

Section 3.04.    Permitted Withdrawals from the Collection Account; Maintenance of Accounting Records.

(a)    The Central Servicer may, from time to time as provided herein, make withdrawals from the Collection Account for the following purposes:

(i)    to make distributions to Farmer Mac on each Remittance Date; and

(ii)at any time to withdraw any amount deposited in the Collection Account that was not required to be deposited therein;

(iii)to reimburse itself for previously unreimbursed Delinquency Advances and servicing advances, the Central Servicer’s right to withdraw amounts pursuant to this clause (iii) being limited to amounts received on particular Qualified Loans (including, for this purpose, Borrower payments, Insurance Proceeds, Liquidation Proceeds, REO Proceeds and proceeds from the repurchase of the related Qualified Loan) that represent late recoveries of Installment Payments respecting which any such Delinquency Advance was made; and

(iv)to reimburse itself for any Nonrecoverable Advance and to pay to an Independent contractor any fee to be paid or reimbursed by Farmer Mac.

(b)
(i)        The Central Servicer shall keep and maintain or cause to be kept and maintained separate accounting, on a Qualified Loan-by-Qualified Loan basis, for the purpose of providing Farmer Mac or its designee with the information necessary for the preparation of such reports as may be requested by Farmer Mac.

(ii)    Unless Farmer Mac shall otherwise accept possession of the records with respect to any Qualified Loan, the Central Servicer shall maintain the records with respect to such Qualified Loan for seven years after the earliest of the date such loan: (x) is paid in full; (y) becomes a Liquidated Qualified Loan, and (z) is no longer serviced by the Central Servicer; except that, if at the time the Qualified Loan is no longer serviced by the Central Servicer, Farmer Mac either owns such Qualified Loan or is the guarantor of securities representing interests in or which are backed by such Qualified Loan, the Central Servicer shall deliver the related records to the appropriate successor central servicer.

Section 3.05.    Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

(a)    The Central Servicer, in accordance with the Seller/Servicer Guide, shall cause to be maintained for each Qualified Loan a Standard Hazard Insurance Policy insuring against loss or damage to the insurable improvements included in the Appraised Value in an amount not less than the value assigned to such improvements in the related appraisal. The Central Servicer shall also cause to be maintained on property acquired upon foreclosure, or deed in lieu of foreclosure, of any Qualified Loan, a Standard Hazard Insurance Policy in an amount at least equal to the amount necessary to avoid the application of any co-insurance clause contained in the related hazard insurance policy. Pursuant to Section 3.02, any amounts collected by the Central Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the Borrower in accordance with the Central Servicer’s normal servicing procedures) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.04. Any cost incurred by the Central Servicer in maintaining any such insurance shall not, for the purpose of calculating amounts required to be deposited in the Collection Account, be added to the amount owing under the Qualified Loan, notwithstanding that the terms of the Qualified Loan so permit. Such costs shall be reimbursable to the Central Servicer in accordance with Section 3.04(a)(iii) as if such costs were contained in a Delinquency Advance. No earthquake or other additional insurance is to be required of any Borrower or maintained on property acquired in respect of a Qualified Loan other than pursuant to such laws and regulations applicable to such Borrower as shall at any time be in force and as shall require such additional insurance.

If the Central Servicer shall maintain a blanket policy issued by an insurer having a Moody’s financial strength rating of A3 or higher and insuring against hazard losses on all of the Qualified Loans, it shall conclusively be deemed to have satisfied its obligation as set forth in this Section 3.05(a). Such policy may contain a deductible clause, in which case, if there shall not have been maintained on the related Mortgaged Property or acquired property an insurance policy complying with the first sentence of the first paragraph of this Section 3.05(a), and there shall have been a loss that would have been covered by such a policy had it been maintained, the Central Servicer shall be required to deposit from its own funds into the Collection Account the amount not otherwise payable under the blanket policy because of such deductible clause.

(b)    The Central Servicer shall obtain and maintain at its own (non-reimbursable) expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy (which errors and omissions insurance policy shall provide coverage in accordance with the Seller/Servicer Guide) covering the Central Servicer’s officers and employees and other persons acting on behalf of the Central Servicer in connection with its activities under this Agreement, except that such policies need not specifically insure against the acts of Field Servicers, except to the extent the Field Servicer is receiving payments on Qualified Loans, or executing documents under a power of attorney granted by the Central Servicer. In the event that any such required bond or policy ceases to be in effect, the Central Servicer shall obtain a comparable replacement bond or policy from an issuer or insurer, as the case may be, providing such coverage as shall satisfy the requirements set forth in the Seller/Servicer Guide. Coverage of the Central Servicer under a policy or bond obtained by an affiliate of the Central Servicer and providing the coverage required by this

Section 3.05(b) shall satisfy the requirements of this Section 3.05(b).

Section 3.06.    Enforcement of Due-on-Sale Clauses; Assumption Agreements.

(a)    When any Mortgaged Property is conveyed by the Borrower, the Central Servicer may, but shall not be required to, enforce any due-on-sale or due-on-encumbrance clause contained in any Mortgage Note or Mortgage, in accordance with the provisions of such Mortgage Note or Mortgage and in the best interests of Farmer Mac, and may approve the assumption of the Mortgage Note by the transferee of the Mortgaged Property; provided, however, that after giving due effect to any such additional encumbrance, the loan-to-value ratio of the related Qualified Loan is not in excess of the Loan-to-Value Ratio thereof as of the Closing Date.

(b)    Unless the Central Servicer has a Power of Attorney pursuant to which the Central Servicer may execute the documents, in any case in which a Mortgaged Property is to be conveyed to a Person by a Borrower, and such Person is to enter into an assumption agreement or substitution agreement or supplement to the Mortgage Note or Mortgage, which requires the signature of Farmer Mac (or its designee), or if an instrument of release to be signed by Farmer Mac (or its designee) is required releasing the Borrower from liability on the Qualified Loan, the Central Servicer shall deliver or cause to be delivered to Farmer Mac (or its designee) for signature the assumption agreement with the Person to whom the Mortgaged Property is to be conveyed and such substitution agreement or supplement to the Mortgage Note or Mortgage or other instruments as are reasonable or necessary to carry out the terms of the Mortgage Note or Mortgage or otherwise to comply with any applicable laws regarding assumptions or the transfer of the Mortgaged Property to such Person. If the Central Servicer has a relevant Power of Attorney, the Central Servicer shall execute any required documents in the event a Borrower is to convey a Mortgaged Property to a third party which requires an assumption agreement, a substitution of liability agreement, an instrument releasing the Borrower from liability on the Qualified Loan, or a supplement to the Mortgage Note or Mortgage, or any other instruments that are reasonable or necessary to carry out the terms of the Mortgage Note or Mortgage or otherwise to comply with any applicable laws regarding assumptions or the transfer of the Mortgaged Property to such third party provided that:

(i)    a Servicing Officer has examined and approved such documents as to form and substance,
(ii)        the execution and delivery thereof will not conflict with or violate any terms of this Agreement;
(iii)    subsequent to the closing of the transaction involving the assumption or transfer (i) the Qualified Loan will continue to be secured by a first mortgage lien pursuant to the terms of the Mortgage and (ii) no material term (including, but not limited to, the Mortgage Rate, the amount of any Installment Payment and any term affecting the amount or timing of payment) of the Qualified Loan will be altered and the term of the Qualified Loan will not be increased; and

(iv)	if the seller/transferor of the Mortgaged Property is to be released from liability on the Qualified Loan, the Central Servicer has evaluated the creditworthiness of the buyer/transferee and has determined that if the buyer/transferee were applying for the Qualified Loan being assumed, such loan would be a Qualified Loan, and such release will not adversely affect the collectibility of the Qualified Loan (based on the Central Servicer’s good faith determination).

If Farmer Mac (or its designee) is executing the documents, the Central Servicer shall also deliver or cause to be delivered to Farmer Mac with the required documents a letter explaining the nature of such documents and the reason or reasons why Farmer Mac’s (or its designee’s) signature is required. With such letter, the Central Servicer shall deliver to Farmer Mac a certificate of a Servicing Officer in form reasonably satisfactory to Farmer Mac certifying to items (i) through (iv) above. Upon receipt of and in reliance upon such certificate, Farmer Mac (or its designee) shall execute any necessary instruments for such assumption or substitution of liability.

Upon the closing of the transactions contemplated by such documents, the Central Servicer shall cause the originals of the assumption agreement, the release (if any), or the modification or supplement to the Mortgage Note or Mortgage to be delivered to Farmer Mac or its assigns, designees or agents.

(c)    The Central Servicer shall be entitled to approve a request from a Borrower for the granting of an easement on the related Mortgaged Property in favor of another Person, any alteration or demolition of the related Mortgaged Property or other similar matters if (A) it has determined, exercising its good faith business judgment in the same manner as it would if it were the owner of the related Qualified Loan, that (i) the security for such Qualified Loan would not be materially adversely affected thereby; (ii) the timely and full collectibility of such Qualified Loan would not be adversely affected thereby; and (iii) as a result of such easement, alteration, demolition or other similar matter, the loan-to-value ratio would not be in excess of the Loan-to-Value Ratio with respect to such Qualified Loan as of the Closing Date; and (B) it follows the requirements and procedures therefor as set forth in the Seller/Servicer Guide, if applicable.

Section 3.07.    Realization Upon Defaulted Qualified Loans.

(a)    (i)    Notwithstanding anything to the contrary in this Agreement, the Central Servicer shall not, on behalf of Farmer Mac, obtain title to a Mortgaged Property as a result of foreclosure or otherwise, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property, if, as a result of any such action, Farmer Mac would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of any Environmental Statute or a “discharger” or “responsible party” thereunder, unless the Central Servicer has conducted an Environmental Review (or prepared a Phase I ESA) and obtained any consents in connection therewith as shall be required by the Seller/Servicer Guide.

(ii)    If the Environmental Review or Phase I ESA, as applicable, reveals any adverse information with respect to any Mortgaged Property or if any questions required to be answered in connection with the Environmental Review cannot be answered, the Central Servicer shall either (a) recommend to Farmer Mac in writing that foreclosure, trustee’s sale or a deed-in-lieu of foreclosure should be delayed or abandoned, stating the reasons for the Central Servicer’s conclusions and attaching a copy of the summary Environmental Review or Phase I ESA, as applicable, or (b) recommend to Farmer Mac that a Phase II ESA be conducted and, at the express written request of Farmer Mac, conduct a Phase II ESA.

(iii)    If a Phase I ESA or a Phase II ESA discloses the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Materials on, from or affecting the Mortgaged Property and if the cost of eliminating such Hazardous Materials exceeds the potential recovery upon liquidation of the related Qualified Loan the Central Servicer shall not allow such Qualified Loan to become an REO Qualified Loan and shall take such action as it deems to be in the best interest of Farmer Mac, including, if the Central Servicer deems it so appropriate and with Farmer Mac’s written consent, and after making reasonable efforts to locate a purchaser, the release of all or a portion of the lien of the related Mortgage.

(b)        The Central Servicer shall foreclose upon or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Qualified Loans as come into and continue in default and as to which no arrangements consistent with this Agreement and the Seller/Servicer Guide have been made for collection of delinquent payments pursuant to Section 3.02. In connection with such foreclosure or other conversion, and in connection with any restoration of any Mortgaged Property after foreclosure or conversion and before disposal thereof, the Central Servicer shall follow such practices and procedures as it shall deem, in its best judgment, necessary or advisable in accordance with applicable law and as shall be required or permitted by this Agreement and the Seller/Servicer Guide. The foregoing is subject to the proviso that the Central Servicer shall not be authorized to incur expenses in connection with any foreclosure or conversion, or towards the restoration of any property, unless it shall determine in good faith that such conversion, foreclosure and/or restoration will increase the proceeds of liquidation of the Qualified Loan to Farmer Mac after reimbursement for the expenses therefor. In the event that the Central Servicer makes such a determination, it shall advance any Liquidation Expenses from its own funds. Any Liquidation Expenses incurred by the Central Servicer in accordance with the foregoing shall be reimbursable to the Central Servicer, out of REO Proceeds or Liquidation Proceeds relating to such Qualified Loan in accordance with Section 3.04(a)(iii) as if such costs were contained in a Delinquency Advance. The Central Servicer shall be entitled to receive interest on such Liquidation Expenses to the extent such interest is collected under the terms of the related Mortgage Note; provided, however, that, the Central Servicer shall only be entitled to such interest after an aggregate amount equal to the sum of (i) the outstanding principal balance of the related Qualified Loan; (ii) interest accrued and unpaid on such Qualified Loan at the applicable Net Mortgage Rate; and (iii) any applicable Yield Maintenance Amount has been deposited in the Remittance Account with respect to such Qualified Loan.

(c)    In the event that title to any Mortgaged Property is acquired for the benefit of Farmer Mac (or Farmer Mac’s assignee or designee) in foreclosure, by delivery of a deed-in-lieu of foreclosure or otherwise, the named grantee of the deed or certificate of sale shall be “U.S. Bank National Association, as Custodian/Trustee for Federal Agricultural Mortgage Corporation programs” or such successor custodian/trustee as identified by Farmer Mac. The Central Servicer, on behalf of Farmer Mac, shall use its best efforts to dispose of any REO Property in a reasonably expeditious manner and otherwise in accordance with any applicable Environmental Statute.

(d)    The Central Servicer shall separately account for all funds collected and received in connection with the operation of any REO Property.

(e)    The Central Servicer shall manage, conserve, protect, and operate each REO Property solely for the purpose of its prompt disposition and sale. The Central Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with typical industry standards, or as otherwise described in the Seller/Servicer Guide, and for such period as the Central Servicer deems to be in the best interests of Farmer Mac. In connection therewith, the Central Servicer shall remit to Farmer Mac on a monthly basis, all revenues received by it with respect to the related REO Property minus any amounts advanced by the Central Servicer for the proper operation, management and maintenance of the related REO Property including:

(i)	all insurance premiums due and payable in respect of any REO Property;

(ii)     all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon; and

(iii)         all costs, expenses and management fees necessary to maintain and operate or cause to be sold such REO Property.

To the extent that the amount advanced by the Central Servicer on a monthly basis exceeds the amount of revenues received by the Central Servicer with respect to the related REO Properties on a monthly basis, Farmer Mac will reimburse the Central Servicer for such outstanding advances on a monthly basis within 15 days of receipt of an invoice and related documentation for such advances from the Central Servicer.

(f)      The Central Servicer on behalf of Farmer Mac may contract with any Independent contractor for the operation and management of any REO Property, provided that:

(i)     the terms and conditions of any such contract shall not be inconsistent with the terms of this Agreement;

(ii)     any such contract shall require, or shall be administered to require, that the

Independent contractor remit all related revenues (net of such costs and expenses) to the Central Servicer as soon as practicable.

(iii)     none of the provisions of this Section 3.07(f) relating to any such contract or to actions taken through any such Independent contractor shall be deemed to relieve the Central Servicer of any of its duties and obligations to Farmer Mac with respect to the operation and management of any such REO Property; and

(iv)     the Central Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Central Servicer shall be entitled to enter into any agreement with any Independent contractor performing services for it related to its duties and obligations hereunder for indemnification of the Central Servicer by such Independent contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The Central Servicer (provided it acts as an Independent contractor with respect to an REO Property) or any Independent contractor shall be entitled to a fee, based on the prevailing market rate (determined after consultation with Farmer Mac), for the operation and management of any REO Property. If such fee is not covered by gross revenues from the related REO Property, the Central Servicer or other Independent contractor shall be paid by Farmer Mac for all fees owed it. If Central Servicer is acting as an Independent contractor as described in the paragraph, any fees payable to Central Servicer as set forth in this paragraph shall be in addition to those set forth in Section 3.09 herein.

(g)    Notwithstanding anything in this Agreement to the contrary, the Central Servicer shall have the right but not the obligation to purchase any Qualified Loan from Farmer Mac at such time as such Qualified Loan comes into and continues in default for a period of at least 90 days. If the Central Servicer exercises its right so to purchase, the Central Servicer shall deposit the Purchase Price with respect to such defaulted Qualified Loan into the Collection Account not later than the Remittance Date next succeeding the Collection Period during which the Central Servicer notifies Farmer Mac of its intention to purchase such defaulted Qualified Loan.

(h)    If applicable state law permits an action for a deficiency judgment, the Central Servicer shall, exercising its good faith business judgment in the same manner as it would if it were the owner of the related Qualified Loan, make a recommendation to Farmer Mac as to whether to seek a deficiency judgment or enforce any applicable additional security documents following foreclosure, and shall follow Farmer Mac’s direction in such matter.

(i)    The Central Servicer shall neither be required to take nor to omit to take any action in any case where such action or omission, in its good faith business judgment, would cause it to be liable under an Environmental Statute. If the Central Servicer determines that any action or omission would so subject it to such liability, it shall promptly notify Farmer Mac.

Section 3.08.    Farmer Mac to Cooperate; Release of Mortgage Files.

(a)    Upon receipt of the payment in full of any Qualified Loan, or upon the receipt by the Central Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Central Servicer shall immediately notify Farmer Mac (or its designee) by a certification of a Servicing Officer in form reasonably acceptable to Farmer Mac (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment required to be deposited in the Collection Account pursuant to Section 3.02 have been or will be so deposited) and shall request delivery to it of the Mortgage File. Upon receipt of such certification and request, Farmer Mac shall cause the related Mortgage File to be released to the Central Servicer. Farmer Mac shall cause the Mortgage File to be released and such other documents or instruments in accordance with this Section 3.08 to be delivered promptly (generally within 2 Business Days) after receipt by Farmer Mac, or its designee, of the foregoing request. The Central Servicer, acting pursuant to a Power of Attorney, shall prepare and deliver any reconveyance, deed of reconveyance or release or satisfaction of mortgage or such instrument releasing or reassigning the lien of the Mortgage prepared by the Central Servicer, together with the Mortgage Note and written evidence of cancellation thereon. No expenses incurred in connection with recording any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

(b)    From time to time as is appropriate for the servicing or foreclosure of any Qualified Loan, Farmer Mac or its designees, agents or assigns, shall cause the related Mortgage File or any document therein to be delivered to the Central Servicer upon Farmer Mac’s receipt of a request for release (in form satisfactory to Farmer Mac) from the Central Servicer requesting delivery of such file or document. Farmer Mac shall cause such release promptly (generally within 2 Business Days) after receipt by Farmer Mac of the foregoing request for release. The Central Servicer shall return each Mortgage File or any document therein so released to Farmer Mac when the need therefor by the Central Servicer no longer exists, unless (i) the Qualified Loan has been liquidated and the Liquidation Proceeds relating to the Qualified Loan have been deposited in the Collection Account or (ii) the Mortgage File or such document has been delivered to any attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or nonjudicially, and the Central Servicer has delivered to Farmer Mac the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. In the event of the liquidation of a Qualified Loan, Farmer Mac shall cause the appropriate request for release to be delivered to the Central Servicer upon deposit of the related Liquidation Proceeds in the Collection Account and the Central Servicer’s request for delivery of the request for release.

(c)    If the Central Servicer is not executing such documents pursuant to a Power of attorney, Farmer Mac or its designee shall execute and deliver to the Central Servicer any court pleadings, requests for trustee’s sale or other documents prepared by the Central Servicer and necessary to the foreclosure or Farmer Mac’s sale, bankruptcy sale or work out settlement in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Mortgage Note, Mortgage or Additional Collateral Documents or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note,

Mortgage or Additional Collateral Documents or otherwise available at law or in equity. Together with such documents or pleadings, the Central Servicer shall deliver to Farmer Mac, or its designee, a certificate of a Servicing Officer requesting that such pleadings or documents be caused to be executed by Farmer Mac or its designee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof will not invalidate any insurance coverage under any required insurance policy or invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.09.    Servicing and Other Compensation.

(a)    The Central Servicer, as compensation for its activities and obligations hereunder, shall be entitled to withhold (i) from each payment on account of interest on a Qualified Loan (x) the amount of interest calculated at the Servicing Fee Rate to the extent, if any, that the interest component of the payment received is in excess of interest calculated at the Net Mortgage Rate and (y) the amount, if any, of each such payment representing interest accruing on any delinquent Installment Payment with respect to which a Delinquency Advance has been made by and not reimbursed to the Central Servicer; (ii) from REO Proceeds, the amount, if any, by which the portion thereof allocable to interest is in excess of interest at the Net Mortgage Rate but not to exceed interest at the Servicing Fee Rate for the period deemed to be covered thereby; and (iii) from Net Liquidation Proceeds the amount, if any, by which such Net Liquidation Proceeds are in excess of the sum of (x) the unpaid principal balance of the related Qualified Loan together with accrued and unpaid interest thereon at the Net Mortgage Rate to the date of the final liquidation thereof and (y) any applicable Yield Maintenance Amount, but not in excess of interest calculated at the Servicing Fee Rate from the date of the last payment of fees to the Central Servicer with respect to each related Liquidated Qualified Loan. The Central Servicer shall also be entitled to additional servicing compensation in the form of assumption fees, late payment charges, interest calculated at a penalty rate (but only with respect to Installment Payments for which a Delinquency Advance is outstanding) and other service charges imposed upon Borrowers and collected from Borrowers or recovered from related Liquidation Proceeds in connection with servicing the Qualified Loans.

(b)    The Central Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided in this Agreement.

Section 3.10.    Access to Certain Documentation Regarding the Qualified Loans.

(a)    Upon the prior written request of Farmer Mac received reasonably in advance, the Central Servicer shall provide reasonable access to representatives of Farmer Mac (including its assignee or designee) to documentation regarding the Qualified Loans during normal business hours at the offices of the Central Servicer designated by it. The Central Servicer shall permit such representatives to photocopy any such documentation and shall provide equipment for that purpose. The Central Servicer shall forward to Farmer Mac such reports as may be reasonably required by Farmer Mac with respect to delinquent Qualified Loans, which reports shall include information broken down by aging of delinquency, specifying the Qualified Loans included in each category.

(b)    The Central Servicer shall maintain or cause to be maintained adequate books and records pertaining to each Qualified Loan serviced hereunder including, but not limited to, copies of all Mortgage Servicing Documents and any additional documentation customarily contained in an agricultural loan servicing file. The Central Servicer agrees that such documents shall be maintained until the earlier of (a) seven years after the maturity of the Qualified Loan; and (b) the date such documentation is transferred to a successor servicer that shall have assumed the Central Servicer’s responsibilities and obligations in accordance with this Agreement. Such documentation may be in the form of microfilm, microfiche, ledger cards, magnetic media or other “machine readable” records, or any combination thereof.

Section 3.11.    Compliance Statements. The Central Servicer will timely provide such assertion letters on compliance with Farmer Mac’s servicing requirements and such attestation reports as Farmer Mac may require to reasonably comply with applicable laws and regulations, including information regarding the Central Servicer’s business continuity and contingency planning.

(a)    Not later than 30 days prior to the due date of Farmer Mac’s Annual Report on Form 10-K each year (or if such day is not a Business Day, the next succeeding Business Day), the Central Servicer shall deliver an Officer’s Certificate for the prior calendar year in substantially the form of Exhibit A to this Agreement, beginning with the calendar year ending December 31, 2011.

(b)    The Central Servicer agrees to indemnify and hold harmless each of Farmer Mac, each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors (collectively, the “Indemnitees”) against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that any Indemnitee may sustain arising out of third party claims (including any criminal or civil action brought by a government agency or department) based on (1) the failure of the Central Servicer to deliver or cause to be delivered when required any Officer’s Certificate required pursuant to Section 3.11(a) or the accountants’ statement required pursuant to Section 3.12, (2) any material misstatement or omission in any certification pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002 and Rules 13a-14 and 15d-14 promulgated by the SEC thereunder made in reliance on any material misstatement or omission contained in any Officer’s Certificate provided pursuant to Section 3.11(a), or (3) any material misstatement or omission in a management report regarding internal control over financial reporting pursuant to Rules 3a-15 and 15d-15 and Item 308 of Regulation S-K, or (4) any material misstatement or omission in any disclosure required by Items 307 or 308 of Regulation S-K. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnitee, then the Central Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee arising out of clause (1) or (2) of the preceding sentence in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Central

Servicer on the other.

Section 3.12.    Submission of Independent Public Accountants’ Reports.

(a)    Within 75 days after the close of each fiscal year of the Central Servicer, beginning with the fiscal year ending in 2011, the Central Servicer shall deliver to Farmer Mac a copy of the report of Independent accountants respecting the Central Servicer’s, or the Central Servicer’s parent corporation’s, consolidated financial statements for the preceding fiscal year.

(b)    Not later than 30 days prior to the due date of Farmer Mac’s Annual Report on Form 10-K each year beginning with the calendar year ending December 31, 2011 (or if such day is not a Business Day, the next succeeding Business Day), the Central Servicer shall, at its expense, cause a firm of Independent public accountants that is a member of the American Institute of Certified Public Accountants (who may also render other services to the Central Servicer) to furnish to Farmer Mac a report to the effect that, based on an examination conducted by such firm, the assertion of management (the “Management Assertion”) of the Central Servicer regarding compliance with the minimum servicing standards identified in Exhibit B is fairly stated in all material respects, except for (1) such exceptions as such firm shall believe to be immaterial, and (2) such other exceptions as shall be set forth in such statement or such Management Assertion. Notwithstanding the foregoing, the Central Servicer shall cause such reports to be delivered at such less frequent times as Farmer Mac, in its sole discretion, consents to in writing.

Section 3.13.    Inspection of the Mortgaged Properties. The Central Servicer shall cause each Mortgaged Property to be physically inspected as required in the Seller/Servicer Guide.

Section 3.14.    Partial Releases. At the request of a Borrower, the Central Servicer, to the extent not inconsistent with the provisions of the Seller/Servicer Guide, may release a portion of any Mortgaged Property from the lien of the related Mortgage. At the Borrower’s request, the Central Servicer will then reschedule the repayment of the remaining payments on the Qualified Loan to provide for the amortization of the remaining principal balance of the Qualified Loan, after taking into account the prepayment related to the partial release, over the remaining term of the Qualified Loan. Any prepayments (and any applicable Yield Maintenance Amounts) received by the Central Servicer pursuant to a partial release shall be deposited in the Collection Account and the prepayments shall be treated for all purposes of this Agreement as partial prepayments on the Qualified Loans.

Section 3.15.    Servicing Agreements. The Central Servicer in its sole discretion may enter into or terminate Servicing Agreements with Subservicers or Field Servicers who satisfy the requirements set forth in the Seller/Servicer Guide for a portion of the servicing of some or all of the Qualified Loans. References in this Agreement to actions taken or to be taken by the Central Servicer in servicing the Qualified Loans include actions taken or to be taken by a Subservicer or Field Servicer with whom the Central Servicer has directly contracted. A Servicing Agreement does not relieve the Central Servicer of any of its duties or obligations under this Agreement. Nothing herein shall be deemed to limit in any respect the discretion of the Central Servicer to modify or enter into different Servicing Agreements; provided, however, that any such amendments or different forms shall not violate the provisions of this Agreement or the Seller/Servicer Guide.

Section 3.16.        No Contractual Relationship Between Field Servicer and Farmer Mac.

(a)    Any Servicing Agreement that may be entered into between a Field Servicer or a Subservicer and the Central Servicer shall be deemed to be between the Field Servicer or Subservicer and the Central Servicer alone. Farmer Mac shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Central Servicer or any Field Servicer or Subservicer under such Servicing Agreements except as set forth in Section 3.17.

(b)    If no Servicing Agreement is entered into with a Field Servicer, the Central Servicer shall:
(i) direct and monitor the actions of the Field Servicer in accordance with the provisions of this Agreement and the Seller/Servicer Guide;
(ii) perform reasonable due diligence reviews of the Field Servicer to ensure that the Field Servicer is performing all Field Servicing obligations; and
(iii) shall report any deficiencies in Field Servicer performance to Farmer Mac and cooperate with Farmer Mac in resolving such deficiencies.

Section 3.17.    Assumption or Termination of Field Servicing Agreements by Farmer Mac.

(a)    In the event that the Central Servicer shall for any reason no longer be acting as such hereunder (including by reason of an Event of Default) and Farmer Mac or its designee shall have assumed the duties of the Central Servicer, Farmer Mac or such designee may, at Farmer Mac’s sole discretion, thereupon assume all of the rights and obligations of the Central Servicer under each Servicing Agreement that may have been entered into. Each Servicing Agreement shall contain provisions allowing Farmer Mac to rescind such agreement without penalty in the event the Central Servicer shall no longer be acting as such. Farmer Mac, its designee or the successor servicer for Farmer Mac shall be deemed to have assumed all of the Central Servicer’s interest therein and to have replaced the Central Servicer as a party to each Servicing Agreement to the same extent as if such agreement had been assigned to the assuming party, except that the Central Servicer shall not thereby be relieved of any liability or obligations under any Servicing Agreement which arose prior to the date each Servicing Agreement is deemed so assigned and assumed.

(b)    In the event that the Central Servicer is no longer acting as such, the Central Servicer shall, upon request of Farmer Mac but at the expense of the Central Servicer: (i) deliver to the assuming party all documents and records held by the Central Servicer relating to each Servicing Agreement and the Qualified Loans then being serviced and an accounting of amounts collected and held by it; (ii) prepare, execute and deliver all documents and instruments and take all actions reasonably requested by Farmer Mac or its designee to effect the succession by

Farmer Mac or its designee hereunder and the transfer of each Servicing Agreement to the assuming party; (iii) and otherwise use its best efforts to effect the orderly and efficient succession hereunder and transfer of each Servicing Agreement to the assuming party; and (iv) provide Borrowers with any notice or statement required by applicable law as a result of the change in servicing.

(c)    Notwithstanding anything set forth herein to the contrary, if the Central Servicer is also the Seller or Field Servicer of a Qualified Loan, Central Servicer shall continue to act as the Field Servicer of such Qualified Loan unless (i) otherwise agreed by Central Servicer or (ii) Farmer Mac has cause under the applicable agreements to terminate such status, even if Central Servicer is no longer acting as Central Servicer.

ARTICLE IV

PAYMENTS TO FARMER MAC AND REPORTS

Section 4.01.    Loan Setup File; Central Servicer’s Report; Remittance Reconciliation Report; Loan Servicing Report.

(a)    Not later than the last Business Day of the month in which the Central Servicer begins servicing a Qualified Loan under this Agreement, the Seller shall provide a Loan Setup File to Farmer Mac with respect to each Qualified Loan. Thereafter and until the Qualified Loan is no longer serviced under the Agreement, the Central Servicer shall deliver to Farmer Mac and Farmer Mac’s designee a Central Servicer’s Report not later than the third Business Day of each calendar month.

(b)    The Central Servicer’s Report shall contain such information as is reasonably requested by Farmer Mac, including, but not limited to, the information described below.

(i)    a listing of all Installment Payments (with the interest components thereof adjusted to interest at the applicable Net Mortgage Rates) on the Qualified Loans due on or prior to the preceding Due Date that were delinquent on the preceding Remittance Date;

(ii)    Delinquency Advances made on the preceding Remittance Date;

(iii)    the compensation retained by the Central Servicer with respect to the previous Collection Period, itemized by category (e.g., type of fees);

(iv)    the amount of reimbursement for Delinquency Advances withdrawn from the Collection Account during the preceding Collection Period;

(v)    an itemization of unreimbursed Delinquency Advances (exclusive of Nonrecoverable Advances) as of the preceding Due Date;

(vi)    an itemization of any Delinquency Advances that became Nonrecoverable Advances during the previous Collection Period;

(vii)    Servicing Advances and REO Advances made by the Central Servicer on behalf of Farmer Mac during the preceding month;

(viii)    an itemization of Servicing Advances and REO Advances that were paid (whether as the result of a payment by the related Borrower or of the related Qualified Loan becoming a Liquidated Qualified Loan) during the preceding month;

(ix)    a reconciliation of each custodial account (e.g., the Collection Account, as requested and REO Account and Servicing Advance Account);

(xii)    a reconciliation of scheduled principal balances to actual balances of the Qualified Loans as requested; and

(xiii)    such other information as Farmer Mac may from time to time request.

(c)    On or before the tenth day of each calendar month (or if such tenth day is not a Business Day, the next succeeding Business Day), the Central Servicer will provide to Farmer Mac and its designee a Loan Servicing Report.

(d)    On a timely basis each month, the Central Servicer shall prepare, and make available to Farmer Mac or its designee upon request, a remittance reconciliation report, which report shall be provided in a Comma Separated Values (CSV) electronic format in accordance with the file specifications reasonably required by Farmer Mac.

Section 4.02.        Remittance Account.

(a)        On or before the Closing Date, Farmer Mac shall establish the Remittance Account and provide the Central Servicer with information concerning its location. The Central Servicer, on or before 10:00 a.m. Central Servicer’s local time on each Remittance Date, shall deposit in same day funds an amount equal to the Qualified Loan Receipts for the preceding Collection Period.

Section 4.03.        Reports of Foreclosures and Abandonment of Mortgaged Property.

(a)    Each year, the Central Servicer shall make the reports of foreclosures and abandonments of any Mortgaged Property required by Section 6050J of the Internal Revenue Code and provide copies of such reports to Farmer Mac. In order to facilitate this reporting process, the Central Servicer, on or before the date required by law, shall provide to the Internal Revenue Service and Farmer Mac reports relating to each instance occurring during the previous calendar year in which the Central Servicer (i) on behalf of Farmer Mac acquires an interest in a Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Qualified Loan, or (ii) knows or has reason to believe that a Mortgaged Property has been abandoned. The reports from the Central Servicer shall be in form and substance sufficient to meet the reporting requirements imposed by such Section 6050J.

(b)    Within 30 days after disposition of any REO Property, the Central Servicer shall provide to Farmer Mac a statement of accounting for the related Mortgaged Property and REO Account; including without limitation (i) each category of deposit to, withdrawal from and investment earnings within such REO Account, (ii) the loan number of the related Qualified Loan, (iii) the date such Qualified Loan became a REO Qualified Loan by foreclosure, or by deed in lieu of foreclosure or otherwise, (iv) the date of such disposition, (v) the gross sales price and the related selling and other expenses, (vi) accrued interest, calculated from the date of acquisition to the disposition date, and (vii) such other information as Farmer Mac may reasonably request.

ARTICLE V

DEFAULT

Section 5.01. Events of Default. Event of Default, wherever used herein, means one of the following events:

(i)    the Central Servicer shall fail to make any deposit (A) to the Remittance Account required by Section 4.02 or (B) to the Collection Account required by Section 3.02(a) and such failure shall continue unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Central Servicer by Farmer Mac (or Farmer Mac’s designee); or

(ii)    the Central Servicer shall fail to observe or perform in any material respect any other of the covenants or agreements on the part of the Central Servicer contained in this Agreement and such failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Central Servicer by Farmer Mac; or

(iii)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Central Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 90 days; or

(iv)    the Central Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of, or relating to, the Central Servicer or of, or relating to, all or substantially all of the property of the Central Servicer; or

(v)    the Central Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Central Servicer shall fail at any time to meet Farmer Mac’s standards for eligible agricultural real estate mortgage central servicers so that, in Farmer Mac’s sole discretion, the Central Servicer’s ability to comply with this Agreement, or the Seller/Servicer Guide within a reasonable period of time is adversely affected; or

(vii) a court of competent jurisdiction shall have found that the Central Servicer or any of its principal officers has committed an act of civil fraud or the Central Servicer or any of its principal officers shall have been convicted of any criminal act related to the Central Servicer’s lending or mortgage selling or servicing activities or that, in Farmer Mac’s sole discretion, adversely affects the Central Servicer’s reputation or Farmer Mac’s reputation or interests.

If an Event of Default shall occur, then, and in each and every case, so long as such Event of Default shall not have been remedied, Farmer Mac may, by notice in writing to the Central Servicer, terminate all of the rights and obligations of the Central Servicer under this Agreement and in and to the Qualified Loans and the proceeds thereof; provided, that any liability of the Central Servicer under this Agreement arising prior to such termination shall survive such termination. On or after the receipt by the Central Servicer of such written notice, all authority and power of the Central Servicer under this Agreement shall pass to and be vested in Farmer Mac; and, without limitation, Farmer Mac is hereby authorized and empowered to execute and deliver, on behalf of the Central Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Qualified Loans and related documents, or otherwise. If an Event of Default shall occur and be continuing, the Central Servicer agrees to cooperate with Farmer Mac in effecting the termination of the Central Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to Farmer Mac (or its designee) for administration by it of all cash amounts which shall at the time be on deposit in the Collection Account, the Servicing Advance Account and the REO Account or thereafter be received with respect to the Qualified Loans, the delivery to Farmer Mac (or its designee) of all documents and records requested by it to enable it to assume the Central Servicer’s obligations hereunder and the reconciliation of all of the Qualified Loans, the Collection Account and the REO Account and the Servicing Advance Account, all at the cost of the Central Servicer. Farmer Mac or its designee shall pay over to the Central Servicer that portion of any future proceeds of the Qualified Loans, which, if the Central Servicer were at the time acting hereunder, it would be permitted to receive in consideration of, or in reimbursement for, previous services performed, or advances made, by it, net of any amounts owing from the Central Servicer to Farmer Mac.

Section 5.02. Other Termination Events. Farmer Mac may terminate all of the rights and obligations of the Central Servicer under this Agreement and in and to the Qualified Loans and the proceeds thereof if any of the following events shall occur:

(i)The Central Servicer consummates a transaction that results in a Change of Control; or

(ii)The Central Servicer ceases to be an institution of the Farm Credit System.

Any such termination shall be effected in the same manner as a termination for an Event of Default as set forth in Section 5.01, and any liability of the Central Servicer under this Agreement arising prior to such termination shall survive such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.01    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Farmer Mac, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law.

Section 6.02    Counterparts. This Agreement may be executed in any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.03    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, FEDERAL LAW. TO THE EXTENT FEDERAL LAW INCORPORATES STATE LAW, THAT STATE LAW SHALL BE THE LAWS OF THE STATE OF NEW YORK.

Section 6.04    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) two Business Days after it is mailed, certified or registered, return receipt requested, with postage prepaid, (c) when sent by telex, telegram or telecopy (with receipt confirmed) or (d) one Business Day after it is sent by Express Mail, FedEx or other express delivery service, as follows:

(a)    if to the Central Servicer, to it at:

AgGeorgia Farm Credit, ACA
468 Perry Parkway
Perry, Georgia 31069
Attention: Chief Lending Officer
Telephone Number: (478) 987-8300
Facsimile Number: (478) 987-8314

(b)    if to Farmer Mac, to it at:

Federal Agricultural Mortgage Corporation
1999 K Street, N.W.
4th Floor
Washington, DC 20006
Attention: Vice President – General Counsel
Telephone Number: (202) 872-7700
Facsimile Number: (202) 872-7713

or to such other persons, addresses and facsimile numbers as a party shall specify as to itself by notice in writing to the other party.

Section 6.05    Survival and Termination of Agreement. All covenants, agreements, representations and warranties made herein and in any certificate, document or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement until the later of the receipt by Farmer Mac or its assignee of payment in full in respect of all Qualified Loans and the satisfaction of all of the Mortgages.

Section 6.06    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to its subject matter, and supersedes all previous understandings, written or oral, with respect thereto. This Agreement may only be amended by a written agreement between the parties.

Section 6.07    Waiver of Jury Trial. The Central Servicer and Farmer Mac hereby irrevocably and unconditionally waive trial by jury in any legal action or preceding relating to this Agreement.

Section 6.08    Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or thereof or affecting the validity, enforceability or legality of any such provision in any other jurisdiction.

Section 6.09    Assignability.

(a)    The Central Servicer acknowledges that Farmer Mac has entered into this Agreement in reliance upon the adequacy of the Central Servicer’s servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Except as herein contemplated, this Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that Farmer Mac may assign this Agreement to any affiliate of Farmer Mac or the holder of the Qualified Loans without prior notice to or consent of the Central Servicer.

(b)    For purposes of this Section 6.09 only, it is agreed that a Change in Control of the Central Servicer shall be deemed an attempted assignment or transfer of servicing prohibited by this Agreement without the prior written consent of Farmer Mac.

(c)    Except as stated in (a) above, any attempted assignment or transfer contrary to the provisions of this Section 6.09 shall be null, void, and of no force or effect.

Section 6.10    Third Party Beneficiaries. Any assignee or designee of Farmer Mac, including an assignee holding the Qualified Loans for the benefit of holders of securities guaranteed by Farmer Mac, is a third party beneficiary to this Agreement entitled to enforce any representations and warranties, indemnities and obligations of the parties. Except as otherwise provided, the parties to this Agreement hereby manifest their intent that no third party other than such assignee or designee, including an assignee for the benefit of such holders of securities, shall be deemed a third party beneficiary of this Agreement, and specifically that the Borrowers are not third party beneficiaries of this Agreement.

Section 6.11    Confidentiality of Information. Farmer Mac and the Central Servicer recognize that, in connection with this Agreement, they may become privy to non-public information regarding the financial condition, operations and prospects of each party. Both Farmer Mac and the Central Servicer agree to keep all non-public information regarding both parties strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

IN WITNESS WHEREOF, Farmer Mac and the Central Servicer have caused their names to be signed hereto by their respective officers, duly authorized and their respective corporate seals, duly attested, to be hereunto affixed, all as of the date first above written.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:
Name:
Title:

AGGEORGIA FARM CREDIT, ACA,
Central Servicer

By:
Name:
Title:

EXHIBIT A
FORM OF OFFICER’S CERTIFICATE

I, [name of certifying individual], a duly elected and acting officer of [_____________] (the “Servicer”), certify pursuant to Section 3.11 of the Master Central Servicing Agreement dated as of [____________] (as it may be amended from time to time, the “Servicing Agreement”) between the Servicer and Federal Agricultural Mortgage Corporation (“Farmer Mac”) to Farmer Mac and each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors, with respect to the calendar year immediately preceding the date of this Certificate (the “Relevant Year”), as follows:

1.I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement during the Relevant Year.

2.Based upon the review required by the Servicing Agreement and except as disclosed in this Officer’s Certificate or in the accountants’ statement provided pursuant to Section 3.12 of the Servicing Agreement, to the best of my knowledge, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout the Relevant Year.

3.    With respect to each Mortgaged Property, except as identified in writing to Farmer Mac, all Hazard Insurance Premiums, assessments, taxes and other charges that may become liens having precedence over the related Mortgage have been paid current.

4.    For purposes of this Officer’s Certificate, “Relevant Information” means the information included herein for the Relevant Year and the information in all Central Servicer’s Reports provided by the Servicer pursuant to Section 4.01 of the Servicing Agreement during the Relevant Year. To the best of my knowledge, the Relevant Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein which is necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading as of the last day of the Relevant Year.

DATED as of _______________.

Name: Title:

EXHIBIT B
FARMER MAC MINIMUM SERVICING STANDARDS

Custodial Bank Accounts

1.	The Central Servicer shall establish and maintain a Collection Account and an REO Account (as needed) in its name for the benefit of Farmer Mac.

2.	Custodial accounts shall be maintained at a federally insured depository institution.

3.	Reconciliations of the custodial account balances to bank statements shall be prepared on a monthly basis. These reconciliations shall:

•	be mathematically accurate;

•	be prepared within 45 calendar days of the cut-off date;

•	be reviewed and approved by someone other than the person who prepared the reconciliation; and

•	document explanations for reconciling items. All reconciling items shall be resolved within 90 days of their original identification.

4.
On the Remittance Date, the Central Servicer shall advance, cause to be advanced or request that Farmer Mac advance, as appropriate, the amount specified as the “Delinquency Advance Requirement” in accordance with the defined terms provided in Section 1.01 of the Master Central Servicer Agreement.

5.	The Central Servicer shall invest the funds in the custodial accounts in those “Permitted Investments” as specified in Section 1.01 of the Master Central Servicer Agreement.

Mortgage Payments

1.	Mortgage payments shall be deposited to the Collection Account within one Business Day following receipt in accordance with Section 3.02 (b) of the Master Central Servicing Agreement.

2.	Mortgage payments shall be posted to the applicable mortgagor loan records within one Business Day following receipt.

3.	Mortgage payments shall be allocated to principal, interest, late fees and other items in accordance with the mortgagor’s loan documents.

4.	Mortgage payments identified as payoffs including Yield Maintenance Amounts shall be calculated and allocated in accordance with the mortgagor’s loan documents.

EXHIBIT B
FARMER MAC MINIMUM SERVICING STANDARDS

Disbursements

1.	The Central Servicer shall make the required distribution to the Remittance Account on each Remittance Date.

2.	The Central Servicer shall make withdrawals from the Collection Account in accordance with Section 3.04(a) of the Master Central Servicing Agreement.

3.	Disbursements made via wire transfer shall only be made by authorized personnel.

4.	Unused checks shall be safeguarded so as to prevent unauthorized access.

REO Accounting

1.	The Central Servicer shall hold all funds collected and received in connection with the operations of an REO property in the REO Account.

2.	The Central Servicer shall only make withdrawals from the REO Account in accordance with Section 3.07(e) of the Master Central Servicer Agreement.

3.
The Central Servicer shall, on a monthly basis on or before the Remittance Date, remit to Farmer Mac all revenues received by it with respect to any REO Property and deposited in the REO Account minus any amounts advanced by the Central Servicer for the proper operation, management and maintenance of the related REO Property, in accordance with Section 3.07(e) of the Master Central Servicing Agreement.

Mortgage Loan Accounting

1.	The Central Servicer shall keep and maintain a separate accounting on a loan-by-loan basis for each Qualified Loan.

2.	Adjustments on ARM loans shall be computed based upon the related mortgage note and any ARM rider.

Taxes and Insurance

1.
In accordance with Section 3.03(a) of the Master Central Servicing Agreement, the Central Servicer shall use its best efforts to cause borrowers to pay taxes, assessments, standard hazard insurance premiums or other charges with respect to which failure to pay would result in a lien on the related mortgaged property.

EXHIBIT B
FARMER MAC MINIMUM SERVICING STANDARDS

2.	The Central Servicer shall have a system in place to determine the borrower’s timely payment of these items.

3.
In accordance with Section 3.03(b) of the Master Central Servicing Agreement, the Central Servicer shall advance the payments that are not paid timely by the borrower on the date when the tax, premium or other cost for which such payment is due.

Investor Accounting and Reporting

1.
The Central Servicer shall perform a reconciliation of the actual balances of Qualified Loans to the scheduled principal balances of Qualified Loans on a monthly basis in accordance with Section 4.01(b)(xii) of the Master Central Servicing Agreement.

2.	The Central Servicer shall prepare and make available to Farmer Mac or its designee upon request, a remittance reconciliation report as per Section 4.01(d) of the Master Central Servicing Agreement.

Delinquency

1.
The Central Servicer shall maintain records documenting collection efforts during the period a loan is in default and shall update such records at least monthly. Such records shall describe the Central Servicer’s activities in monitoring delinquent loans including, for example, phone calls, letters, payment rescheduling plans and repayment analysis in cases where the delinquency is deemed temporary.

2.	The Central Servicer shall obtain Farmer Mac approval prior to changes to payment terms, note modifications or foreclosure actions.

Insurance Policies

1.
The Central Servicer shall maintain a fidelity bond and errors and omissions policy throughout the reporting period in the amount of coverage specified in Section 3.05(b) of the Master Central Servicing Agreement.

EXHIBIT C
FORM OF LOAN SETUP FILE

STANDARD LOAN SETUP FILE - FULL TIME, PART TIME, LONG TERM STANDBY PRODUCT

Field Number	Field Name	Type	Max Length	Class of Product **	Format Example	Description/ Comments
GENERAL LOAN INFORMATION SECTION						
1	Borrower Number	AN	15	FS/FT/PT/LT	921411	Borrower/Customer Number assigned by Servicer
2	Loan Number	AN	15	FS/FT/PT/LT	20201530	Unique Loan number assigned by Farmer Mac
3	Servicer Loan Number	AN	15	FS/FT/PT/LT	10021545	Loan number assigned by Servicer
4	Modification Date	Date	10	FS/FT/PT/LT	MM/DD/YYYY	Effective Date for Loan Modification/Servicing Action. This is not the date the action was entered into the loan system.
5	Originator ID	AN	7	FS/FT/PT	CA-226	Originator ID number
6	Originator Name	AN	15	FS/FT/PT	Text	Originator Name
7	Seller ID	AN	7	FS/FT/PT	CA-226	Farmer Mac Seller ID number
8	Seller Name	AN	30	FS/FT/PT	Text	Seller Name
9	Underwriting ID	AN	2	FS/FT/PT	1	Farmer Mac Underwriter ID number
10	Central Servicer ID	AN	2	FS/FT/PT	1	Farmer Mac Central Servicer ID number
11	Document Custodian ID	AN	2	FS/FT/PT	1	Farmer Mac Document Custodian ID number (see Appendix A - Legend One)
12	Long Term Standby Seller ID	AN	1	LT	1	Farmer Mac Long Term Standby Seller ID (Assigned by Farmer Mac)
13	Borrower First Name	AN	20	FS/FT/PT/LT	Text	First Name\ Skip if Entity Name
14	Borrower Last Name	AN	100	FS/FT/PT/LT	Text	Last Name\ Entity Name of First Borrower Listed on Related Borrower Setup File
15	Billing Address	AN	100	FS/FT/PT/LT	Text	Loan Billing Address
16	Billing City	AN	20	FS/FT/PT/LT	Text	Loan Billing City
17	Billing State	AN	2	FS/FT/PT/LT	VA	Loan Billing State
18	Billing Zip Code	AN	10	FS/FT/PT/LT	22000-1000	Loan Billing Zip Code; Last Four Digits are Optional
19	Billing Phone Number	AN	10	FS/FT/PT/LT	2028725566	Loan Telephone Number
20	Property County	AN	20	FS/FT/PT/LT	Text	Loan Property County
21	Property Address	AN	100	FS/FT/PT/LT	Text	Loan Property Address
22	Property City	AN	20	FS/FT/PT/LT	Text	Loan Property City
23	Property State	AN	2	FS/FT/PT/LT	VA	Loan Property State
24	Property Zip Code	AN	10	FS/FT/PT/LT	22000-1000	Loan Property Zip Code
25	Number of Borrowers	Numeric	2	FS/FT/PT	1	Should List Number of Individuals or Entities listed on the Related Borrower Table
26	Product Class ID	AN	2	FS/FT/PT/LT	1	1= Cash Window Product, 2 = Long Term Standby Product
27	Product Type	AN	2	FS/FT/PT	H	Farmer Mac Product Type (see Appendix A - Legend Four)
28	Operator Type	Numeric	1	FS/FT/PT	1	1= Owner Occupied, 2= Absentee Owner or Investor
29	Small Farm	Numeric	1	FS/FT/PT/LT	1	Small farms are defined as farms with annual income less than $250,000 (1 = Yes, 2 = No)
30	Family Farm	Numeric	1	FS/FT/PT/LT	1	See Memorandum
31	Default Interest Code	Numeric	1	FS/FT/PT	1	Type of Rate used for Defaults (see Appendix A - Legend Two)
32	Default Interest Rate	Numeric	10	FS/FT/PT	0.0525	Rate used for Borrower Defaults (per Default Interest Code)
33	Prepayment Penalty Type	AN	3	FS/FT/PT	PP1	Code describes type of penalty for any prepayment (see Appendix A - Legend Three)
34	Prepayment Lock-out End Date	Date	10	FS/FT/PT	MM/DD/YYYY	Date After Which Loan Can Be Prepaid
35	Prepayment Premium End Date	Date	10	FS/FT/PT	MM/DD/YYYY	Date After Which Loan Can Be Prepaid Without Prepayment Premium

Page 1

EXHIBIT D
FORM OF CENTRAL SERVICER’S REPORT

EXHIBIT E
FORM OF LOAN SERVICING REPORT

Loan Number	Report Date	Borrower Last Name	Payment Due Date	Delinquency Status Code	Delinquency Reason Code	Servicer Comments
123456	2/1/2009	Smith	1/1/2009	7	14	Borrower is working on payment plan
234567	2/1/2009	Jones	1/1/2009	1	23	Phone message left with borrower.

*Note - File must be submitted in .csv format and should have the field headings removed.